Exhibit 10.10

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 28, 2013, by and between B G Staff Services Inc., a Texas corporation (“Employer”), and Beth Garvey, an individual resident of the State of Texas (“Employee”).

RECITALS

WHEREAS, LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company (“Buyer”), InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated therein, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, an individual resident of the State of Texas, Employee, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas, have entered into that certain Asset Purchase Agreement, dated as of the same date of this Agreement (the “Asset Purchase Agreement”), pursuant to which, among other things, (i) the Sellers agreed to sell, transfer, assign and deliver the Assets (as defined in the Asset Purchase Agreement) to Buyer, and Buyer agreed to purchase and take such Assets from the Sellers, and (ii) Buyer agreed to assume the Assumed Liabilities (as defined in the Asset Purchase Agreement), in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Asset Purchase Agreement, and prior to the closing of the transactions contemplated by the Asset Purchase Agreement, Employee is to execute and deliver this Agreement to Employer and Employer is to execute and deliver this Agreement to Employee;

WHEREAS, Employee desires to be employed by Employer as of the Start Date (as defined below); and

WHEREAS, Employer desires to employ Employee as of the Start Date and to utilize her services as indicated herein, and Employee has agreed to provide such services to Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

PROVISIONS

1.          Term and Duties. Employer hereby agrees to employ Employee as the President of the InStaff Division of BG Staffing (“InStaff”) commencing on the date of this Agreement (“Start Date”) and continuing for a period of two years (the “Initial Term”), or until earlier terminated in accordance with Section 4. Subject to Section 4, unless terminated by either Employee or Employer by written notice delivered at least 90 days prior to the expiration of the Initial Term, Employee’s employment shall continue for successive one year terms (each one year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least 90 days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, and excluding any periods of paid time off to which Employee is entitled, Employee shall devote her commercially reasonable efforts to the performance of Employee’s duties on behalf of InStaff and to the promotion of its interests, subject to the general direction and control of the President and CEO of BG Staffing (the “CEO”). Employee shall devote substantially all of her business time, energies, attention and abilities to InStaff and shall not, unless the prior approval of the CEO is obtained, be involved as an executive or an employee of any other trade or business.

2.          Compensation.

(a)          Base Compensation. In consideration of the services to be rendered by Employee during the Term Employer shall pay to Employee base salary of $250,000 per year (“Base Compensation”), payable in accordance with Employer’s normal payroll practices and prorated for any partial employment period. From time to time throughout each fiscal year during the Term, the Base Compensation may be reviewed for a potential increase.

(b)          Bonus. Subject to the limitations set forth in this Agreement, during the Term Employee shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of performance goals reasonably determined by the CEO with input from Employee prior to the commencement of each fiscal year; provided, the Incentive Bonus that Employee will be eligible to receive for fiscal 2013 will be prorated based upon the number of weeks that Employee works for Employer during fiscal 2013. The terms and conditions of the Incentive Bonus will be set forth in a bonus agreement entered into between Employer and Employee, substantially in the form attached hereto as Exhibit A.

3.          Benefits.

(a)          Employee shall be eligible to participate in such pension and welfare benefit programs that may be offered by Employer, such as 401(k), health, prescription drug, dental, life insurance, vision, disability, accidental death, and paid time off policies, to similarly-situated employees from time to time and in each case on no less favorable terms or benefits than are generally available to the employees of Employer (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of any such plan, benefit or program in question.

(b)          Employer shall reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s reasonable requirements with respect to reporting, documentation and approval of such expenses

(c)          To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

4.          Termination. Subject to Section 1, Employee’s employment shall terminate upon the first to occur of the following (each, along with any termination occurring pursuant to Section 1, a “Termination Date”):

(a)          Employee’s death or Disability (as hereinafter defined), so that Employee cannot substantially perform her duties hereunder for a period of 90 consecutive calendar days or for 135 calendar days during any consecutive 365 calendar day period during the Term;

(b)          Employee’s termination of her employment for Good Reason (as hereinafter defined), upon not less than 45 business days’ prior written notice to Employer;

(c)          Employee’s voluntary termination of her employment without Good Reason, upon not less than 45 business days’ prior written notice to Employer;

(d)          Employer’s termination of Employee’s employment with Cause (as hereinafter defined); or

(e)          Employer’s termination of Employee’s employment Without Cause (as hereinafter defined).

5.          Definitions for Certain Termination Events.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)          Cause. “Cause” shall mean Employee’s:

(i)          conviction for a felony involving a material act of dishonesty which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of the property of Employer or its affiliates for personal purposes) or a felony causing material harm to the business or reputation of Employer or its affiliates;

(ii)         gross negligence on the part of Employee in the performance of her duties hereunder;

(iii)        breach of Employee’s fiduciary duties to Employer;

(iv)        continued refusal or failure of Employee to substantially perform her duties or Employee’s deliberate and consistent refusal to conform to or follow any reasonable, lawful policy adopted by Employer, in each case after receiving written notice describing her noncompliance; or

(v)         material breach by Employee of this Agreement, and

in the case of clauses (iv) and (v), which is not cured (to the extent curable) within 30 business days following written notice from Employer.

(b)          Disability. “Disability” shall mean Employee’s inability, during the Term, to perform her duties, obligations and the essential functions of her position, with or without reasonable accommodations, for the time periods specified in Section 4(a) due to mental, emotional or physical incapacity as determined by a physician selected by Employer or its insurers and acceptable to Employee or Employee’s legal representative (such determination by Employee or her legal representative as to acceptability not to be withheld unreasonably).

(c)          Good Reason. “Good Reason” shall mean:

(i)          a material change in Employee’s responsibilities or obligations under this Agreement without Employee’s prior written consent;

(ii)         any reduction in Employee’s Base Compensation, as in effect on the Start Date or as the same may be increased from time to time, unless such reduction is agreed to by Employee in writing; or

(iii)        without limiting the generality of the foregoing, any material breach by Employer of (A) this Agreement or (B) any other material agreement between Employee and Employer.

(d)          Special Severance Compensation. “Special Severance Compensation” shall mean an amount equal to twenty-six times Employee’s weekly base salary in effect on the Termination Date.

(e)          Without Cause. “Without Cause” shall mean a termination by Employer of Employee’s employment during the Term for any reason other than a termination based upon Cause, death or Disability.

6.          Obligations of Employer Upon Termination.

(a)          Death or Disability. If Employee’s employment is terminated due to her death or Disability, Employer shall pay to Employee, her estate or legal representative, as the case may be, all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(b)          Without Cause; Good Reason. If Employee’s employment is terminated by Employer Without Cause or if Employee resigns for Good Reason, Employer shall be obligated, in lieu of any other remedies available to Employee, to (i) pay Employee the Special Severance Compensation in accordance with this Section 6(b) (the “Termination Payment”); and (ii) pay Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement; provided, however, that Employer’s obligation to pay the Termination Payment shall be conditioned upon Employee’s execution, delivery and non-revocation of a valid and enforceable release of claims in a form reasonably acceptable to Employer as attached hereto (the “Release”). Subject to this Section 6(b) and Section 6(e)(iii), the Termination Payment shall be paid in twenty-six installments on Employer’s regular payroll dates beginning on the pay period immediately following the 45th day after the Termination Date.

(c)          Resignation Without Good Reason. If Employee’s employment is terminated by Employee through her resignation without Good Reason, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(d)          Cause. If Employee’s employment is terminated by Employer for Cause, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(e)          Miscellaneous Termination Provisions.

(i)          Any termination of the Term shall not adversely affect or alter Employee’s rights under any employee benefit plan of Employer in which Employee, at the Termination Date, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument in connection therewith.

(ii)         The phrase “accrued but unpaid amounts” for purposes of this Section 6 shall only include any (1) amounts earned by Employee for services performed under this Agreement as of the Termination Date but not paid by Employer as of the Termination Date, and (2) Incentive Bonus earned by Employee with respect to the fiscal year immediately preceding the fiscal year in which the Termination Date occurs to the extent such Incentive Bonus has not been paid as of the Termination Date. For the avoidance of doubt, the phrase “accrued but unpaid amounts” shall not include any bonus amounts with respect to the fiscal year in which the Termination Date occurs.

(iii)        This Agreement is intended to comply with Section 409A of the Code to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Any payments to be made under this Agreement upon a termination of employment will only be made if the termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.

(iv)        Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, she is a “specified employee,” determined in accordance with Section 409A of the Code, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of her separation from service will not be paid until the first payroll date to occur following the six-month anniversary of the Employee’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during the six-month period will be paid in a lump sum on the Specified Employee Payment Date and any remaining payments will be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments will be paid to the Employee’s estate in a lump sum upon the Employee’s death.

(v)         Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

7.          Noncompetition; Nonsolicitation. In consideration of the purchase of the Assets (as defined in the Asset Purchase Agreement) and the Business (as defined in the Asset Purchase Agreement), the goodwill associated therewith, and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by Employer and Employee:

(a)          Employee covenants to Employer that, for a period beginning on the Start Date and continuing until the later to occur of: (i) five years following the Start Date, or (ii) two years following the Termination Date (such period, the “Non-Competition Period”), without the prior written consent of Employer (which consent may be withheld in the sole and absolute discretion of Employer), Employee and each of her Affiliates (as defined below) (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, manager, officer, employee, consultant or agent of any other Person (as defined below)): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing employment or temporary staffing services to light industrial customers (a “Competing Business”) within the State of Texas, the State of New Mexico, the Memphis, Tennessee metropolitan area, and/or the Southaven, Mississippi metropolitan area; (y) solicit or influence, or attempt to solicit or influence, any customer or potential customer of the BG Affiliated Group (as defined below), or any Person that is, or during the period preceding the Start Date was, a purchaser of services from the BG Affiliated Group, to purchase any services from any Competing Business or from any Person other than the BG Affiliated Group; or (z) solicit, entice, induce or hire any Person who is a staff employee, temporary personnel or independent contractor of the BG Affiliated Group, or who becomes a staff employee, temporary personnel or independent contractor of the BG Affiliated Group, to become employed, or used as a temporary personnel or independent contractor, by any other Person or to leave his or her employment with the BG Affiliated Group or stop serving as a temporary personnel or independent contractor for the BG Affiliated Group, or approach any such staff employee, temporary personnel or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.

(b)          Employee acknowledges and agrees that the BG Affiliated Group would be irreparably harmed by any breach of the restrictive covenants set forth in Section 7(a) and that, in addition to all other rights and remedies available to Employer at law or in equity, Employer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 7(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(c)          Employee represents to Employer that she is willing and able to engage in businesses that are not restricted pursuant to this Section 7 and that enforcement of the restrictive covenants set forth in this Section 7 will not be unduly burdensome to her. Employee acknowledges that her agreement to the restrictive covenants set forth in this Section 7 is a material inducement and condition to Employer and the BG Affiliated Group’s willingness to enter into this Agreement, the Asset Purchase Agreement, and the documents contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby, and to perform Employer’s and the BG Affiliated Group’s obligations hereunder and thereunder. Employee acknowledges and agrees that the restrictive covenants and remedies set forth in this Section 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(d)          Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 7 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the BG Affiliated Group, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(e)          For purposes of this Section 7, (i) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person, (ii) the term “BG Affiliated Group” means Employer and its Affiliates from time to time, including, without limitation, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, Buyer, and LTN Acquisition, LLC, and, after the closing of the Asset Purchase Agreement, the Sellers, and (iii) the term “Person” means any individual, corporation, partnership, governmental body or other entity.

8.          No Conflict With Prior Agreements. Employee represents and warrants that her performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which she is a party or by the terms of which she may be bound. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9.          Arbitration. Subject to Section 7 and Section 14, in the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Employee and Employer within 30 days after notice of the dispute is first given, then, upon the written request of Employee or Employer, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, TX, and that any arbitration commenced in any other venue will be transferred to Dallas, TX, upon the written request of either party to this Agreement. Unless otherwise agreed to by the parties hereto, all arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by Employee, one arbitrator will be selected by Employer and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected will not be affiliated, associated or related to the party selecting such arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. Employer and Employee shall each be responsible for paying its respective attorneys’ fees, costs and other expenses (including AAA fees and expenses invoiced by the AAA) pertaining to any such arbitration and any related enforcement action regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered for or against Employee.

10.         Miscellaneous.

(a)        Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Employee:

Beth Garvey

4528 Daffodil Trail

Plano, Texas 75093

Email: _________________

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

11.         Entire Agreement. Except for the Asset Purchase Agreement and the exhibits and schedules thereto, this Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Employee and Employer, whether oral or written. Further, the parties agree that, upon entering into this Agreement, any prior employment agreement or arrangement by and between Employee, on the one hand, and the Sellers and their respective affiliates, on the other hand, shall be terminated and of no further force nor effect. This Agreement, together with the Asset Purchase Agreement and the exhibits and schedules thereto, constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Employee.

12.         Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Employer and Employee and its, their or her heirs, executors, administrators, legal representatives, successors and assigns, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable by Employee in whole or in part without Employer’s prior written consent.

13.         Severability. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.         Remedies; Waiver.

(a)          No remedy conferred upon Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(b)          Notwithstanding Section 9, Employer and Employee acknowledge and agree that a breach of any of the provisions in Section 7 will result in irreparable harm to Employer, for which there would be no adequate remedy at law, and therefore, Employer and Employee irrevocably and unconditionally (i) agree that in addition to any other remedies which Employer may have under this Agreement or otherwise, all of which remedies shall be cumulative, Employer shall be entitled to apply to a court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agree that such relief and any other claim by Employer pursuant hereto may be brought solely and exclusively in the United States District Court for the Northern District of Texas, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Texas, (iii) consent to the exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waive any objection which Employer or Employee, as applicable, may have to the laying of venue of any such suit, action or proceeding in any such court.

(c)          No delay or omission by Employer or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.         Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.         Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without application of conflict of laws principles.

17.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

18.         Condition. This Agreement shall be binding on the parties as of the date hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

EMPLOYEE:

/s/ Beth Garvey
Beth Garvey

[Signature Page to Employment Agreement for Beth Garvey]

Exhibit A

Form of Bonus Agreement

This Bonus Agreement (the “Agreement”) is entered into as of May __, 2013 by and between B G Staff Services Inc. (“BG”) and Beth Garvey, an individual resident of the State of Texas (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the President of the InStaff Division of BG Staffing (the “Operations”); and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.          Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)          Bonus: The bonus is the product of Employee’s annual base salary for the Plan Period times the PMF (the “Bonus Amount”); provided, that the bonus will be prorated for fiscal 2013 by multiplying (1) the Bonus Amount by (2) the quotient of the number of weeks worked by Employee for Employer during fiscal 2013 divided by 53.

(b)          Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual Contribution to Overhead by the Budgeted Contribution to Overhead and using the matrix below.

Actual Contribution as a Percentage of Budgeted Contribution

At Least	But Less Than	PMF

0%	90%	0%

90%	95%	10%

95%	100%	15%

100%	110%	20%

110%	and up	30%

Note: If the Actual Contribution to Overhead is less than 90% of the Budgeted Contribution to Overhead, the Profit Modification Factor is zero and the Bonus will be zero.

(c)          Budgeted Contribution to Overhead: The amount of Budgeted Contribution to Overhead for the Plan Period is $[_________].

(d)          Actual Contribution to Overhead: Net revenue minus cost of services minus sales and service expenses for the Operations for the Plan Period, as determined by BG, in accordance with generally accepted accounting principles and BG policy consistently applied.

(e)          Plan Period: The [___]-week period beginning on [___________], 2013 and ending on [_________].

2.           Administration. This Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Agreement and make all other determinations necessary or desirable to administer the Agreement.

3.           Determination of Bonus

(a)          As soon as practicable after the completion of the audit of BG’s financial statements for its 2013 fiscal year, BG shall determine the Bonus, if any, based on the Actual Contribution to Overhead for the Plan Period.

(b)          Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of President of the Operations on the last day of the Plan Period, Employee shall, for no consideration, forfeit any right to receive the Bonus.

4.           Bonus Payment

(a)          The Bonus, if any, will be paid in one lump sum during the 2014 fiscal year, within ten days after the amount of the Bonus is determined pursuant to Section 3(a).

(b)          There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.           Amendment and Termination. BG, by action of its President and CEO or his designee, may suspend or terminate this Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.           General

(a)          The decision of BG on any questions concerning or involving the interpretation or administration of the Agreement shall be final and conclusive.

(b)          No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Agreement.

(c)          This Agreement shall not be construed as giving Employee the right to remain in the position of President of the Operations, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Agreement. Further, this Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)          No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)          The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Agreement.

(f)          Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)          The Agreement shall be governed by the laws of the State of Texas.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

EMPLOYER:

B G Staff Services Inc.

By:
Name: L. Allen Baker, Jr.
Title: President and CEO

EMPLOYEE:

Beth Garvey

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of [_________] by and among Beth Garvey, an individual resident of the State of Texas (the “Executive”), and B G Staff Services Inc., a Texas corporation (“Employer”). The parties hereto acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive and Employer have previously entered into an Employment Agreement, dated as of May __, 2013 (the “Employment Agreement”);

WHEREAS, the Executive separated from employment in all capacities with Employer on [_________] (the “Separation Date”); and

WHEREAS, as a condition precedent and a material inducement for Employer to provide to the Executive the Separation Payments (as defined below), the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Separation from Employment. The Executive and Employer agree that on the Separation Date, the Executive resigned from any position or office with or in Employer and its subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by Employer and its respective subsidiaries or affiliates. The Executive and Employer understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer or any of its subsidiaries or affiliates. In consideration of acceptance of the terms contained in this Agreement, Employer shall pay the Executive [_________], in the aggregate, in accordance with the Employment Agreement normal payroll procedures (the “Separation Payments”); provided, however, that Employer’s obligation to provide, and the Executive’s right to retain, the Separation Payments shall be conditioned upon (x) the Executive’s continued compliance with her obligations under the noncompetition and nonsolicitation provisions of the Employment Agreement and that certain Asset Purchase Agreement, dated as of May __, 2013 (the “Asset Purchase Agreement”), by and among LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company, InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated therein, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, an individual resident of the State of Texas, Employee, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas, and (y) the Executive’s continued compliance with her obligations under this Agreement.

2.          Release of Claims by the Executive.

(a)          In consideration of Employer entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding herself and her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Employer and all its subsidiaries and affiliates (the “Company Affiliated Group”), their respective present and former officers, directors, managers, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including, without limitation, any and all claims (i) in respect of the Employment Agreement, (ii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)          rights of the Executive under this Agreement;

(ii)         the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iii)        claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(iv)        rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Employer, including under any policy of insurance providing indemnification or coverage.

(b)          The Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)          The release of claims set forth in this Section 2 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses.

(d)          The Executive specifically acknowledges that her acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e)          As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that she has been given but not utilized a period of twenty-one days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, she may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.

(f)          The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)          The Executive acknowledges that she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 2 and has been given a sufficient period within which to consider the release of claims set forth in this Section 2.

(h)          The Executive acknowledges that the release of claims set forth in this Section 2 relates only to claims which exist as of the date of this Agreement.

(i)          The Executive acknowledges that the Separation Payments she is receiving in connection with the release of claims set forth in this Section 2 are in addition to anything of value to which the Executive is entitled from Employer and its subsidiaries and affiliates.

3.          Non-Disparagement. From and after the Separation Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, managers, officers or executives of any of them.

4.          Return of Company Property. The Executive shall return to Employer any and all documents, files, credit cards and other property of any kind belonging to the Company Affiliated Group not later than the date hereof.

5.          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Executive:

Beth Garvey

4528 Daffodil Trail

Plano, Texas 75093

Email: _____________

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

6.          Withholding. Notwithstanding anything in this Agreement to the contrary, the Employer shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

7.          Complete Agreement. This Agreement, together with the Employment Agreement and the Asset Purchase Agreement, constitutes the complete agreement of the parties hereto with respect to the subject matter hereof and shall supersede all agreements between the parties hereto to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive.

8.          Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.          No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

10.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties hereto represent that each signatory to this Agreement on her, its or their behalf is authorized to make the promises and commitments herein.

11.         Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and Employer.

12.         Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 2 and shall be entitled to enforce the provisions thereof.

13.         Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

14.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:
Name:
Title:

EXECUTIVE:

Beth Garvey